Exhibit 99.1

NEWS RELEASE for September 28, 2007

Contact:

Dina Masi, CFO

Jeffrey Leach, Vice President

Integrated BioPharma, Inc.

888.319.6962

d.masi@ibiopharma.com

Integrated BioPharma Reports Results for its Fiscal Year Ended June 30, 2007

Hillside, N.J., September 28, 2007— Integrated BioPharma, Inc. (NasdaqGM: INBP) reported financial results today for its fiscal year ended June 30, 2007. Revenues were $60.2 million, an increase of approximately 4.0% or $2.4 million from $57.8 million for the fiscal year ended June 30, 2006.

We experienced an operating loss for the fiscal year ended June 30, 2007 of approximately $2.0 million compared to operating income of $5.1 million for the fiscal year ended June 30, 2006. Net loss applicable to common shareholders was ($5.4) million, or ($0.40) per diluted share, for the fiscal year ended June 30, 2007, compared with net income applicable to common shareholders for the fiscal year ended June 30, 2006 of $5.5 million, or $0.34 per diluted share.

Net (loss) income applicable to common shareholders is calculated after cash Preferred Stock dividends of $376,000 and $482,000 and non-cash Preferred Stock deemed dividends of approximately $3.0 million and $2.4 million for the fiscal years ended June 30, 2007 and 2006, respectively. All of the Preferred Stock was extinguished by the end of the fiscal ended 2007 by redemption or conversion, so no further actual or deemed dividends will accrue or be payable.

E. Gerald Kay, Chief Executive Officer of INB, stated, “In May 2007, we updated our net sales forecast downward for the fiscal year ended 2007, as major chain retailers, who are the principal customers of our nutraceutical segment, announced decreases in consumer spending due to the widespread severe weather conditions and a spike in gasoline prices. As expected, this resulted in a decrease in the rate of requested shipments from our major Nutraceutical customers in the remainder of the fourth quarter for the fiscal year ended 2007, and resistance by such customers to introduction of additions to our beverage line launched in the fourth quarter. Since the May reforecast, general economic conditions continue to deteriorate due to negative developments in the housing and credit markets. Nevertheless, our net sales results for the year were consistent with our reforecast.” Mr. Kay further stated, “In February 2007 we acquired substantially all the assets of BevSpec, Inc., which included organic beverages previously distributed in health food and "green" channels. We plan to relaunch and broaden the distribution of this line of organic beverages in the second quarter of the current fiscal year through our wholly owned subsidiary, The Organic Beverage Company, and we remain optimistic about the long-term performance of our Nutraceutical segment as general market conditions normalize.”

A summary of our financial results for the fiscal year ended June 30, 2007 are presented below:

About Integrated BioPharma, Inc. (INBP)

Integrated BioPharma, Inc. is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company’s biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.